UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 10, 2007 (September 6, 2007)

Date of report (Date of earliest event reported)

FIRST PLACE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

185 E. Market Street, Warren, OH 44481

(Address of principal executive offices)

(330) 373-1221

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On September 6, 2007, Paul S. Musgrove, Vice President and Chief Financial Officer of First Place Financial Corp and Corporate Executive Vice President, Chief Financial Officer, and Treasurer of First Place Bank resigned his positions with First Place Financial Corp, First Place Bank, and all affiliates and subsidiaries of First Place Financial Corp and First Place Bank effective September 20, 2007. As a result of Mr. Musgrove’s resignation, the employment provisions of the employment agreement between Mr. Musgrove and First Place Bank terminate as of September 20, 2007. The employment agreement contains noncompetition, nonsolicitation, and confidentiality provisions, which will remain in effect for one year from the effective date of September 20, 2007. Pursuant to the employment agreement, First Place Bank is obligated to deliver to Mr. Musgrove $10,260.38, which represents the amount of salary, bonus, incentives and benefits earned as of the date of his resignation. In addition, Mr. Musgrove received a grant of 10,000 stock options at an exercise price of $19.16 per share, of which 4,000 stock options have vested and must be exercised within 90 days of September 20, 2007. The remaining balance of 6,000 stock options will terminate.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b). Paul S. Musgrove, Vice President and Chief Financial Officer of First Place Financial Corp., resigned effective September 20, 2007.

(c). First Place Financial Corp. and its wholly owned subsidiary, First Place Bank, have appointed David W. Gifford Principal Accounting Officer and Interim Chief Financial Officer effective September 10, 2007, to serve until a successor to Mr. Musgrove is duly appointed. Mr. Gifford, age 54, is a Certified Public Accountant. He currently serves as Principal Accounting Officer with First Place Bank. He previously served with First Place Bank as Corporate Vice President – Finance from 2005 to 2006, and Vice President – Finance from 2004 to 2005. Prior to joining First Place Bank Mr. Gifford was employed by Metropolitan Bank and Trust Company in a variety of capacities from 1996 to 2003 including serving as Vice President and Treasurer from 2001 to 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: September 10, 2007	By:	Steven R. Lewis
Steven R. Lewis President and Chief Executive Officer